Exhibit 33.6

REPORT ON ASSESSMENT OF COMPLIANCE

CoreLogic Commercial Real Estate Services, Inc. (the “Asserting Party”), an indirect subsidiary of CoreLogic, Inc, is responsible for assessing compliance as of December 31, 2012, and for the period from January 1, 2012 through December 31, 2012 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Sections 229.1122(d)(l)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(4)(xi),
(d)(4)(xii) and (d)(4)(xiii) of the Code of Federal Regulations applicable to the Asserting Party (the “Applicable Servicing Criteria”). The servicing activities covered by this report include all loans for commercial mortgage loan outsourcing customers for which the Asserting Party served as the commercial tax service provider (the “Platform”).

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2012, and for the Reporting Period with respect to the Platform taken as a whole.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2012, and for the Reporting Period.

CORELOGIC COMMERCIAL REAL ESTATE SERVICES, INC.

/s/ Vicki Chenault
Vicki Chenault
Senior Vice President
February 6, 2013